Exhibit 99.1
Warwick Valley Telephone Reports Financial Results for the Twelve Months Ended December 31, 2004
Warwick, N.Y. — (MARKET WIRE) — October 5, 2005 — Warwick Valley Telephone Company (Nasdaq: WWVYE) announced today their financial results as of December 31, 2004. Michael Cutler, Chief Financial Officer, reported that Net Income for the twelve month period increased 15% to $8,928 million from $7,730 million for the same period in 2003.
     Operating revenues decreased 3% in comparison to the same period in 2003 primarily due to a reduction in network access service revenues largely from lower local switching support revenues received from the Universal Service Fund and rate reductions enacted based upon Order from the New York State Public Service Commission, and a decline in other services and sales revenues, partially offset by higher revenues from Internet-related services due to the continued growth of the DSL and Video products.
     Total operating expenses increased 4%, in 2004 as compared to the same period in 2003 primarily due to increased professional and consulting fees associated with Section 404 of the Sarbanes-Oxley Act, which relates to internal control over financial reporting and higher depreciation expense due to ongoing plant upgrades to accommodate the growing demand for Internet based technologies, such as DSL and Video, partially offset by lower trunk line expenses, reflecting lower capacity requirements and operating efficiencies resulting from cost control efforts.
     Other income (expenses) increased 47%, in 2004 as compared to 2003 mainly due the gain realized on the sale of the Company’s interest in DataNet in October 2004 and the continued successful performance of the Orange County-Poughkeepsie Limited Partnership. The Partnership’s call volume remained strong throughout the year.
     Earnings per share were $1.65 as compared to $1.43 for 2003.
     Warwick Valley Telephone provides Local, Toll, Cellular, Internet, Video and other communications services in Southeastern New York and Northwestern New Jersey.
     As previously reported, operating income and net income for the first two quarters of 2005 have decreased in comparison to the first two quarters of 2004. There can be no assurance that the Company’s performance in 2004 is indicative of its performance for 2005 as a whole.

Warwick Valley Telephone Company
Financial Data
(Audited)

		Years Ended
	December 31,
(Dollars in thousands, except per share data)
	2004	2003	Change

Income Statement Data

Operating Revenues	27,678	28,649	-3%

Plant Repair and Maintenance Expenses	4,317	4,738	-9%

Depreciation, Testing and Other Expenses	8,541	7,747	10%

Customer Service Expenses	4,698	4,483	5%

Other Operating Expenses	9,008	8,504	6%

Operating Income	1,114	3,177	-65%

Non-Operating Income and Expenses	12,391	8,426	47%

Income Taxes	4,577	3,873	18%

Net Income	8,928	7,730	15%

Preferred Dividends	25	25	0%

Income Applicable to Common Stock	8,903	7,705	16%

Basic & Diluted Earnings Per Share	1.65	1.43	15%

CONTACT:	Warwick Valley Telephone
Michael Cutler
(845) 986-8080

KEYWORD:	New York, New Jersey

INDUSTRY WORD:	Telecom, Internet